Exhibit 5.1

July 24, 2012

MicroFinancial Incorporated

16 New England Executive Park, Suite 200

Burlington, Massachusetts 01803

Re: MicroFinancial Incorporated Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to MicroFinancial Incorporated, a Massachusetts corporation (the “Corporation”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 750,000 shares of the Corporation’s Common Shares, par value $0.01 per share (the “Shares”), to be issued under the MicroFinancial Incorporated 2012 Equity Incentive Plan (the “Plan”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Corporation and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the Commonwealth of Massachusetts.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Edwards Wildman Palmer LLP

EDWARDS WILDMAN PALMER LLP